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PRESS RELEASE

                  PIEDMONT REPORTS SOUTHSTAR REVENUE ADJUSTMENT

CHARLOTTE, N.C., August 27, 2001. On Friday, August 24, 2001, Piedmont Natural Gas Company (NYSE:PNY) reported unaudited net income and diluted earnings per share for the three, nine, and twelve months ended July 31, 2001. The reported earnings included earnings attributable to Piedmont's 30% interest in SouthStar Energy Services, LLC., a natural gas marketer operating in Georgia under the trade name Georgia Natural Gas Services.

At a meeting of SouthStar's Executive Committee attended by Piedmont representatives this morning, SouthStar's management reported that SouthStar's audited revenues and net income as reported to Piedmont for SouthStar's 1998, 1999, and 2000 fiscal years and its unaudited revenues and net income for SouthStar's seven month period ended July 31, 2001 were overstated. According to SouthStar's management, the overstatement was due to the manner by which SouthStar estimated its unbilled revenues for the various reporting periods. Based on information presently available to Piedmont, it appears that the revision in SouthStar's net income since SouthStar's inception in July 1998 will reduce Piedmont's earnings by $.15 per share if the entire adjustment is taken in fiscal 2001.

Based on information currently available to Piedmont, it appears that approximately one-third of the adjustment relates to periods prior to Piedmont's current fiscal year. SouthStar's management is working with its independent auditors to further refine the exact amount of the overstatement of SouthStar's revenues and net income and the accounting periods to which it applies. Once Piedmont has received a final report, Piedmont will provide further guidance.

The overstatement of revenues and net income by SouthStar is unrelated to the ongoing lawsuit in which Georgia Natural Gas Company, a wholly owned subsidiary of AGL Resources, Inc. and the owner of a 50% interest in SouthStar, has brought an action, purportedly on behalf of SouthStar, against Dynegy Marketing and Trade, the owner of a 20% interest in SouthStar.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, including, but not limited to, those that are discussed in SEC reports filed by Piedmont Natural Gas. The statements contained in this news release are based on Piedmont's current estimates, and actual results may differ materially. More information about the risks and uncertainties relating to these forward-looking statements may be found in Piedmont's SEC filings, which are available free of charge on the SEC's website at www.sec.gov.


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Piedmont Natural Gas is an energy and services company primarily engaged in the transportation, distribution and sale of natural gas to over 700,000 residential, commercial and industrial customers in North Carolina, South Carolina and Tennessee. The Charlotte-based company is the second-largest natural gas utility in the Southeast. An unregulated subsidiary of the Company is an equity participant in a venture that markets natural gas to an additional 570,000 customers in Georgia, the first state in the venture's eight-state region to deregulate retail natural gas service. Another unregulated subsidiary is an equity participant in Heritage Propane Partners, L.P., the nation's fourth-largest propane distributor serving more than 500,000 customers in twenty-eight states.


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